ROI ACQUISITION CORP.

CHARTER OF THE AUDIT COMMITTEE

Adopted as of ________ 3, 2012

I.	Purpose

The purpose of the Audit Committee (the “Committee”) of the board of directors (the “Board”) of ROI Acquisition Corp. (the “Company”) is to represent and assist the Board in monitoring (i) the Company’s accounting, auditing, and financial reporting processes; (ii) the integrity of the Company’s financial statements; (iii) the Company’s internal controls and procedures designed to promote compliance with accounting standards and applicable laws and regulations; and (iv) the appointment of and evaluating the qualifications and independence of the Company’s independent auditors.

II.	Membership

The Committee shall be comprised of three or more directors, each of whom shall be free from any relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment. The Board must determine that each member (i) qualifies as an “independent director” under The NASDAQ Stock Market Rules (the “NASDAQ Rules”), unless the Board determines that an exemption to such qualification is available under the NASDAQ Rules, (ii) meets the “independence” requirements under Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) satisfies the other requirements of NASDAQ Rule 5605(c)(2). All members of the Committee shall be able to read and understand fundamental financial statements, including the balance sheet, income statement and cash flow statement. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background, which results in such member’s financial sophistication, as set forth in NASDAQ Rule 5605(c)(2)(A), and, unless the Board determines otherwise, shall also be an “audit committee financial expert,” as defined by the rules and regulations of the Securities and Exchange Commission (the “SEC”).

The members of the Committee shall be appointed by the Board and may be removed by the Board at any time with or without cause. The members shall serve at the pleasure of the Board until their successors shall be duly elected and qualified or until their earlier resignation, death, or removal by the Board.

III.	Meetings

The Committee shall meet as often as necessary to carry out its responsibilities, but no less than quarterly, at such times and places as it deems appropriate. The Committee shall meet periodically with the Company’s internal auditor, its independent auditors, and its management in separate private sessions to assist in carrying out the Committee’s duties and responsibilities. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

IV.	Committee Resources and Outside Advisors

The Committee shall have the authority, in its sole discretion, to retain the advice and assistance of independent outside counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities. The Committee shall determine the compensation, and oversee the work, of any outside counsel and other advisors.

The Company shall provide the appropriate funding, as determined by the Committee, for payment of (i) compensation to any independent registered accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (ii) compensation to any outside counsel or other advisors engaged by the Committee as provided above, and (iii) ordinary administrative expenses of the Committee necessary or appropriate in carrying out its duties.

V.	Duties and Responsibilities

The Committee shall have the following authority and responsibilities:

Independent Auditors – Appointment and Oversight

1.	The Committee shall be directly and solely responsible for the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by the Company. The independent auditors shall report directly to the Committee, and the Committee shall also have the sole authority to directly evaluate and terminate the Company’s independent auditors.

2.	The Committee shall have the authority to pre-approve all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by the Company, and establish pre-approval policies and procedures.

3.	The Committee shall review and discuss with the independent auditors all relationships the auditors have with the Company in order to evaluate their continued independence. The Committee shall obtain on an annual basis a formal written statement from the independent auditors delineating all relationships and services between the Company and the auditor, including each non-audit service provided to the Company. The Committee shall discuss with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the auditor and take, or recommend that the Board take, appropriate action to oversee the independence of the auditors.

4.	The Committee shall set clear hiring policies for employees or former employees of the independent auditors and for audit partner rotation in compliance with applicable laws and regulations. The Committee shall consider whether, in order to assure continuing auditor independence, there should be a regular rotation of the accounting firm serving as the Company’s independent auditors.

5.	The Committee shall obtain a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues.

6.	The Committee shall discuss with management and the independent auditors, and resolve, any disagreements regarding financial reporting. The Committee shall review with the independent registered public accounting firm any audit problems or difficulties and management’s response thereto.

Financial Statements and Audit Disclosure

7.	The Committee shall review and discuss with management, the internal auditor, and the Company’s independent auditors the scope and timing of the annual audit.

8.	The Committee shall review all reports required to be submitted by the independent auditor to the Committee under Section 10A of the Exchange Act describing (i) critical accounting policies and practices; (ii) alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, the ramifications of the use of such alternative treatments, and the treatment preferred by the auditor; and (3) other material communications between the auditors and management.

9.	The Committee shall review and discuss with management, the independent auditors, and the Company’s internal auditor any significant accounting, income tax, and financial reporting issues or judgments made in connection with the preparation, or audit, of the Company’s financial statements, including any major issues regarding or significant changes in the Company’s selection or application of accounting principles, the development, selection and disclosure of critical accounting estimates or judgments (including reserves), an analysis of the effect of any alternative assumptions, estimates or GAAP methods on the financial statements, and the effect of regulatory examinations or any regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements.

10.	The Committee shall review and discuss, at least quarterly, with management, the independent auditors, and the Company’s internal auditor the annual audited financial statements and quarterly financial statements, including reviewing the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the report(s) and opinion of the independent auditors regarding the Company’s financial statements.

11.	The Committee shall discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

12.	The Committee shall recommend to the Board that the audited financial statements be included in the Company’s Form 10-K and produce the audit committee report required to be included in the Company’s annual proxy statement.

Accounting and Financial Reporting Processes

13.	The Committee shall periodically discuss with the independent auditors, without management being present, their judgments about the quality, appropriateness, and acceptability of the Company’s accounting principles and financial disclosure practices, as applied in its financial reporting, and the completeness and accuracy of the Company’s financial statements.

14.	The Committee shall review with management, the independent auditors, and the Company’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

15.	The Committee shall review and approve the Company’s internal auditor’s proposed annual audit plan and financial budget and staffing. The Committee shall receive periodic communications from the Company’s internal auditor on the completion status of the annual audit plan, as well as a summary of significant changes made to such plan.

16.	If applicable, the Committee shall discuss generally the types of information to be disclosed and the presentation to be made in earnings releases, including the use of non-GAAP financial data, and financial information and earnings guidance, if any, given to analysts and ratings agencies.

17.	The Committee shall review internal accounting control reports (management letters) submitted by the independent auditors which relate to the Company and review summaries of significant issues in management letters addressed to the Company.

18.	The Committee shall discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, including without limitation, any difficulties encountered in the course of the work, any restriction on the scope of the independent auditor’s activities or access to requested information and any significant disagreements with management.

Internal Controls and Risk Assessment

19.	The Committee shall review and discuss with management, the independent auditors, and the Company’s internal auditor (i) the adequacy and effectiveness of the Company’s internal controls (including any significant deficiencies and significant changes in internal controls reported to the Committee by the independent auditors or management), (ii) the Company’s internal audit procedures, and (iii) the adequacy and effectiveness of the Company’s disclosure controls and procedures, and management reports thereon.

20.	The Committee shall review the reports of the Chief Executive Officer and Chief Financial Officer (in connection with their required certifications for the Company’s filings with the SEC) regarding any significant deficiencies or material weaknesses in the design or operation of internal controls and any fraud that involves management or other employees who have a role in the Company’s internal controls.

21.	The Committee shall review any recommendations of the independent auditors, the Company’s Chief Financial Officer, and other senior financial and accounting personnel for the improvement of internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

22.	The Committee shall review the Company’s major financial risk exposures, the Company’s system of internal controls and policies relating to risk assessment and management, and the steps management has taken to monitor and control such exposures.

Other Responsibilities

23.	The Committee shall review and reassess the adequacy of the Committee’s charter at least annually and recommend any proposed changes to the Board for approval. The Committee shall conduct, and report to the Board the results of, an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter. The Committee shall report regularly to the Board, including review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent auditors, or the performance of the Company’s internal auditor.

24.	The Committee shall establish procedures for the receipt, retention, and treatment of complaints concerning accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

25.	The Committee shall review and address any notifications regarding violations of the Company’s Code of Ethics and Business Conduct.

26.	The Committee shall review the appointment and replacement of the Chief Financial Officer and other senior financial and accounting personnel.

27.	The Committee shall, prior to the Company entering into any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC, review and approve such transaction and recommend to the Board that it approve such transaction.

VI.	Limitations on the Committee’s Role

The members of the Committee are not employees of the Company and are not responsible for conducting the audit or performing other accounting procedures. The Board recognizes that the Company’s internal auditors, as well as its independent auditors, have more resources, time, knowledge and detailed information about the Company and its financial, accounting and auditing practices than do members of the Committee. Accordingly, in carrying out its duties and responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the work or auditing standards of the Company’s independent auditors. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board), and (iii) representations made by management as to all audit and non-audit services provided by the independent auditors to the Company.